PRICING SUPPLEMENT NO. 2

                                                                  RULE 424(b)(2)
                                                       REGISTRATION NO. 33-62629

                 PRICING SUPPLEMENT NO. 2 DATED JANUARY 9, 1998

                    FRANCHISE FINANCE CORPORATION OF AMERICA
          MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

         This Pricing Supplement accompanies and supplements the Prospectus, dated July 21, 1997, as supplemented by the Prospectus Supplement, dated July 21, 1997, and the Supplement dated September 11, 1997.
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         The Notes have the following terms (as applicable):

                  Principal Amount:                                    $ 17,000,000.00
                  Registered Holder:                                   Cede & Co.
                  Taxpayer Identification No.:                         13-2555119
                  Form of Notes:                                       [X] Book Entry/Global  [  ] Certificated
                  Agent's Discount or Commission:                      .60%
                  Net Proceeds to Issuer:                              $ 16,898,000.00

         Fixed Rate Medium-Term Note:
                  Original Issue Price:                                100%
                  Original Issue Date:                                 January 14, 1998
                  Interest Accrual Date:                               January 14, 1998
                  Interest Rate Per Annum:                             6.86%
                  Interest Payment Dates:                              May 30 and November 30
                  Denominations:                                       $1,000
                  Stated Maturity Date:                                June 15, 2007
                  Redemption Date(s):                                  None
                  Redemption Price(s):                                 Not Applicable
                  Notice of Redemption:                                Not Applicable
                  Optional Repayment Date(s):                          Not Applicable
                  Optional Repayment Price(s):                         Not Applicable
                  Notice of Optional Repayment:                        None
                  Default Rate:                                        Not Applicable
                  Original Issue Discount:                             [  ] Yes     [X] No
                  Record Date:                                         May 15 and November 15

         Agent:   [X]      Merrill Lynch & Co.
                  [ ]      NationsBanc Capital Markets, Inc.
                  [X]      Salomon Smith Barney
                  [ ]      J.P. Morgan & Co.
                  [ ]      UBS Securities

         Agent acting in the capacity as indicated below:
                  [X]      Agent                                       [ ]      Principal

         If as Principal:
                  [ ]      The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
                  [ ]      The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

         If as Agent:
                           The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.
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